Exhibit 99.1

FOR IMMEDIATE RELEASE WEDNESDAY, NOVEMBER 22, 2006 Contact: David J. Vander Zanden David G. Gomach President / CEO EVP / CFO 920-882-5602 920-882-5854
W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	Julie A. Piton VP Finance & Investor Relations 920-882-5606

SCHOOL SPECIALTY ANNOUNCES THE CLOSING OF THE SALE OF ITS CONVERTIBLE SUBORDINATED DEBENTURES AND THE FULL EXERCISE OF THE OVER-ALLOTMENT OPTION OF $25 MILLION BY THE INITIAL PURCHASER

Greenville, WI, November 22, 2006 – School Specialty, Inc. (NASDAQ: SCHS) announced today the closing of $200 million aggregate principal amount, including the over-allotment of $25 million exercised by the initial purchaser on November 20, 2006, of its Convertible Subordinated Debentures due 2026. The debentures are unsecured, subordinated obligations of School Specialty, pay interest at 3.75% per annum on each May 30th and November 30th, and are convertible upon satisfaction of certain conditions. In connection with any such conversion, School Specialty will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and School Specialty’s total conversion obligation, and will deliver, at its option, cash or shares of its common stock in respect of the remainder, if any, of its conversion obligation. School Specialty will also pay contingent interest in certain six-month periods commencing November 30, 2011 if the average trading price of the debentures reaches certain levels.

The initial conversion rate is 19.4574 shares per $1,000 principal amount of debentures, which represents an initial conversion price of approximately $51.39 per share.  The debentures are redeemable at School Specialty’s option on or after November 30, 2011.  On November 30, 2011, 2016 and 2021 and upon the occurrence of certain circumstances, holders will have the right to require School Specialty to repurchase all or some of their debentures.

School Specialty used a portion of the proceeds to repurchase 1,058,000 shares of its common stock at a cost of approximately $40 million under its recently updated share repurchase program and used the remaining net proceeds to pay down a portion of its existing bank debt.

The debentures were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The convertible debentures and the shares of common stock issuable upon conversion are not registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

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